UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INFOUSA INC.
(Name of Registrant as Specified in Its Charter)
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5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
May 2, 2006
CONTACT:
LAURA SMITH / ANDREW SIEGEL
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
infoUSA URGES STOCKHOLDERS TO VOTE FOR THE INCUMBENT DIRECTORS
AND IGNORE DOLPHIN’S EFFORTS TO DISTRACT FROM THE REAL ISSUES
OMAHA, Neb. — May 2, 2006 — infoUSA (Nasdaq:IUSA) today issued the following statement in response to a press release issued by Dolphin:
infoUSA is focused on creating future value for its shareholders, unlike Dolphin, who is focused on the past. infoUSA believes that Dolphin is trying to distract stockholders from the real issue in this proxy contest by rehashing and attempting to recast events that have been disclosed in infoUSA’s own filings.

We believe that the incumbent Board of Directors is more qualified to continue successfully executing on infoUSA’s strategic plan for growth and value creation. That is the real issue in this proxy contest and the most important matter for stockholders to consider. infoUSA urges its stockholders to consider that the incumbent infoUSA Directors have a proven track-record and the skills and experience needed for success, while Dolphin’s nominees have no plan to enhance shareholder value, no working knowledge of infoUSA and no relevant industry experience. Dolphin and its nominees have put forward no ideas for improving operations or growing the Company.
infoUSA urges its shareholders to act now to protect the value of their investment in infoUSA by voting FOR infoUSA’s nominees — Vinod Gupta, Dr. George Haddix and Dr. Vasant Raval — by signing, dating and returning the WHITE proxy card. The infoUSA Board also urges shareholders to vote AGAINST shareholder proposal number 2.
Shareholders who have any questions about voting shares or need additional assistance, please contact Mackenzie Partners, the firm assisting infoUSA in the solicitation of proxies, toll free at (800) 322-2885.
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About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and

infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.